Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Montrose Environmental Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering price Per Unit(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)

Fees to be Paid	Equity	Common stock, par value $0.000004 per share	Rule 457(o) and Rule 456(b)	3,450,000	$37.15	$128,167,500	0.00014760	$18,917.52

Fees Previously Paid		N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$128,167,500	0.00014760	$18,917.52

	Total Fees Previously Paid					—	—	—

	Total Fee Offsets					—	—	—

	Net Fee Due					$128,167,500	0.00014760	$18.917.52

(1)	Includes 450,000 shares of common stock that the underwriters have the option to purchase. See “Underwriting.”
(2)

Calculated in accordance with Rules 457(o) and (r) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 456(b) of the Securities Act, the registrant initially deferred payment of all of the registration fees for the registrant’s registration statement on Form S-3 (File No. 333-278725), filed with the Securities and Exchange Commission on April 16, 2024.